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Exhibit 16.1

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the principal accountants for Encision Inc., we have not conducted an audit of the financial statements of Encision Inc. through the date of our engagement. Spicer Jeffries LLP's professional liability insurance coverage for public reporting companies was not renewed by our previous insurance carrier and we have been unable to obtain new insurance coverage for Public Registrants. Due to this development, we resigned our appointment as principal accountants on March 31, 2004. We have read Encision Inc.'s statements included under Item 4 of its Form 8-K dated March 31, 2004, and we agree with such statements. However, we are not in a position to either agree or disagree with Encision Inc.'s statement that they have engaged new auditors.

                      /s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
March 31, 2004

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  Exhibit 16.1